Exhibit 99.1

Press Release
www.shire.com

Total Voting Rights

November 1, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with 5.6.1R of the Financial Conduct Authority's (the “FCA”) Disclosure Guidance and Transparency Rules, notifies the market of the following:

As at October 31, 2017, the Company’s issued ordinary share capital comprised 908,639,195 ordinary shares of 5 pence each with voting rights and a further 7,357,283 ordinary shares held in treasury.

Therefore, the total number of voting rights in the Company is 908,639,195. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules.

Sarah Rixon

Company Secretarial Assistant

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 203 549 0874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX